Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Group Elects John T. McNabb, II Chief Executive Officer

HOUSTON, TX, OCTOBER 21, 2014 — Willbros Group, Inc. (NYSE: WG) announced today that Robert R. Harl has relinquished his CEO and Director positions ahead of his planned retirement from Willbros on January 2, 2015. The Willbros Board of Directors has elected John T. McNabb, II Chief Executive Officer. Mr. McNabb, who joined the Willbros Board in August, 2006, was appointed Executive Chairman on August 29 of this year, and will continue as Chairman. The Board of Directors also elected Michael J. Fournier President, in addition to the duties he assumed as Chief Operating Officer on July 1, 2014. Earl Collins has resigned the position and will pursue opportunities outside of Willbros.

Mr. McNabb commented, “It is a privilege for me to lead this Company into the next chapters of the Willbros story. I am honored to be entrusted with this expanded leadership position at a crucial time for Willbros. We have a long and successful history since our inception in 1908, delivering milestone projects in difficult and challenging conditions. I see strong markets for our services, and I am excited about our future and the leadership team we are building.”

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weakness in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; the potential for investigations and lawsuits; the identification of one or more issues that require restatement of one or more prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; ability to dispose of businesses and assets in a timely manner at reasonable valuations; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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CONTACT:
Michael W. Collier
Sr. Vice President
Investor Relations
Corporate Communications
713-403-8038